                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
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     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       Sterling Chemicals Holdings, Inc.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                 [COMPANY LOGO]





                                December 21, 1998


Dear Stockholder:

         On behalf of the Board of Directors, it is our pleasure to invite you to attend the 1999 Annual Meeting of Stockholders of Sterling Chemicals Holdings, Inc. to be held in the Granger A Room of the DoubleTree Hotel located at 400 Dallas, Houston, Texas at 9:00 a.m., Houston time, on Wednesday, January 27, 1999. A notice of the meeting, proxy statement and form of proxy are enclosed with this letter.

         During the meeting we will report on the operations of the Company during fiscal 1998 and our plans for fiscal 1999. Directors and officers of the Company will be present to respond to questions from stockholders.

         We hope that you will be able to attend the meeting. If you are unable to attend the meeting in person, it is very important that your shares be represented and we request that you complete, date, sign and return the enclosed proxy at your earliest convenience. If you choose to attend the meeting in person, you may, of course, revoke your proxy and cast your votes personally at the meeting. We look forward to seeing you at the meeting.

                                         Sincerely,


                                         /s/ FRANK P. DIASSI

                                         FRANK P. DIASSI
                                         Chairman of the Board




                                         PETER W. DE LEEUW
                                         President and Chief Executive Officer

                                 [COMPANY LOGO]

                        STERLING CHEMICALS HOLDINGS, INC.
                                1200 Smith Street
                                   Suite 1900
                            Houston, Texas 77002-4312

                            -----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 27, 1999

To the Stockholders of Sterling Chemicals Holdings, Inc.:

    An Annual Meeting of Stockholders of Sterling Chemicals Holdings, Inc. (the "Company") will be held in the Granger A Room at the DoubleTree Hotel, 400 Dallas, Houston, Texas at 9:00 A.M., Houston time, on Wednesday, January 27, 1999 (the "Annual Meeting") for the following purposes:

        1. To elect nine directors to serve until the Annual Meeting of Stockholders in 2000 and until their successors have been duly elected and qualified;

        2. To ratify and approve the appointment of Deloitte & Touche LLP as the independent accountants of the Company for the fiscal year ending September 30, 1999; and

        3. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    Stockholders of record at the close of business on December 7, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

    You are cordially invited to attend the Annual Meeting.

                                           By Order of the Board of Directors


                                           /s/ DAVID G. ELKINS

                                           DAVID G. ELKINS
                                           Corporate Secretary


Houston, Texas
December 21, 1998

================================================================================


                             YOUR VOTE IS IMPORTANT

   Whether or not you expect to attend the Annual Meeting, in order to ensure your representation, please complete, date, sign and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. If you attend the
                   Annual Meeting and wish to vote in person,
                          your proxy will not be used.

================================================================================

                        STERLING CHEMICALS HOLDINGS, INC.
                                1200 Smith Street
                                   Suite 1900
                            Houston, Texas 77002-4312
                                 (713) 650-3700

                                                               DECEMBER 21, 1998

                             ----------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 27, 1999

                             ----------------------


                                  INTRODUCTION

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Sterling Chemicals Holdings, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held in the Granger A Room at the DoubleTree Hotel, 400 Dallas, Houston, Texas at 9:00 A.M., Houston time, on Wednesday, January 27, 1999, and at any adjournment or postponement thereof (the "Annual Meeting"). The Annual Meeting is being held for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting (the "Notice"). This Proxy Statement, the Notice, the Company's Annual Report to Stockholders for the Fiscal Year Ended September 30, 1998 and the enclosed form of proxy are first being mailed to stockholders on or about December 21, 1998.


                                     PROXIES

    The shares represented by any proxy in the enclosed form which is properly executed and received by the Company prior to or at the Annual Meeting (each, a "Conforming Proxy") will be voted in accordance with the specifications made thereon. Conforming Proxies that are properly signed and returned but on which no specifications have been made by the stockholder will be voted in favor of the proposals described in this Proxy Statement. The Board of Directors is not aware of any matters that are expected to come before the Annual Meeting other than those described in this Proxy Statement. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by each Conforming Proxy on those matters as instructed by the Board of Directors or, in the absence of any express instructions from the Board of Directors, in accordance with their own best judgment. A stockholder who has executed and delivered a Conforming Proxy may revoke that Conforming Proxy at any time before it is voted at the Annual Meeting by (i) executing a new proxy with a later date and delivering the new proxy to the Secretary or an Assistant Secretary of the Company, (ii) voting in person at the Annual Meeting or (iii) giving written notice of the revocation to the Secretary or an Assistant Secretary of the Company. The presence of a stockholder at the Annual Meeting will not automatically cause the revocation of a Conforming Proxy which has previously been delivered by such stockholder.


                                VOTING SECURITIES

    Stockholders of record at the close of business on December 7, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, the issued and outstanding voting securities of the Company consisted of 12,928,108 shares of common stock, par value $0.01 per share (the "Common Stock"), 199,266 shares of which were held by Sterling Chemicals, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Chemicals"). Each share of Common Stock is entitled to one vote on each matter submitted to a vote at the Annual Meeting other than the election of directors. In the election of directors, each share of Common Stock is entitled to cast one vote for each director to be elected.

                            QUORUM AND OTHER MATTERS

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary and sufficient to constitute a quorum. Shares of Common Stock represented by Conforming Proxies will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock held by nominees that are voted on at least one matter coming before the Annual Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "broker non-vote") for voting on some or all other matters.

    Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote, meaning that the nine nominees with the largest number of affirmative votes will be elected as directors. Accordingly, abstentions or broker non-votes will not affect the election of directors.

    All other matters to come before the Annual Meeting require the approval of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Therefore, abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes, however, will be deemed shares not present to vote on such matters, and therefore will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

    Votes at the Annual Meeting will be tabulated by two Inspectors of Election appointed by the Company.


                                 PROPOSAL NO. 1:

                              ELECTION OF DIRECTORS

    Directors will be elected by the favorable vote of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote, meaning that the nine nominees with the largest number of affirmative votes will be elected as directors. The Board of Directors recommends a vote FOR each of the nominees listed and, unless authority to vote for the election of directors is withheld as to any or all nominees, all shares represented by Conforming Proxies will be voted for the election of the nominees listed. If authority to vote for the election of directors is withheld as to any but not all of the nominees in any Conforming Proxy, all shares represented by any such proxy will be voted for the election of the nominees as to whom authority is not withheld. If a nominee becomes unavailable for any reason before the election, discretionary authority provided for in the Conforming Proxies may be used to vote for a substitute or substitutes designated by the Board of Directors or the number of directors may be reduced accordingly. However, the Board of Directors has no reason to believe that any nominee will be unavailable.

NOMINEES FOR ELECTION

    Each member of the Board of Directors of the Company will be elected to hold office until the next annual meeting of stockholders of the Company and until his successor is duly elected and has qualified or until his earlier death, resignation or removal. All nominees, except Peter W. De Leeuw, were previously elected by the stockholders.

    All nominees have consented to being named in this Proxy Statement and have agreed to serve if elected. They have provided the following information with respect to their names, ages, principal occupations or employment during the past five years, the names of the corporations or other organizations, if any, in which such occupation or employment is or was carried on and the periods during which they have served as directors of the Company. For information with respect to Common Stock ownership by the nominees, see the table in the section of this Proxy Statement captioned "Principal Stockholders," including the footnotes thereto.

    Frank P. Diassi. Age 65. Mr. Diassi is Chairman of the Company's Board of Directors. He is currently Managing General Partner of The Unicorn Group, L.L.C. ("Unicorn"), a private financial organization. He organized Unicorn in 1981 and has originated investments in over 40 entrepreneurial companies. Prior to forming Unicorn, Mr. Diassi organized and operated several businesses ranging from chemical distribution to the manufacturing of organic chemicals and detergent products, including being a director of Arcadian Corporation. Mr. Diassi currently serves as Chairman of the Board of Software Plus, Inc., a human resource software supplier. In addition, he serves as a director of Mail-Well, Inc. ("Mail-Well"), an envelope manufacturer and commercial printer, and several private companies. Mr. Diassi has been a director of the Company since August 21, 1996.

    Robert W. Roten. Age 64. Mr. Roten spent the first 25 years of his career with Monsanto Company ("Monsanto") and served as Vice President for sales and marketing for El Paso Products Company from 1981 to 1983. Mr. Roten was President of Materials Exchange, Inc., a Houston-based petrochemical and plastics marketing firm, from 1983 until 1986. He served as Vice President--Commercial of the Company from August 1986 until September 1991, when he became Vice President--Corporate Development. Mr. Roten became Executive Vice President and Chief Operating Officer of the Company in April 1993 and served as President and Chief Executive Officer of the Company from August 21, 1996 until his retirement from the Company on March 31, 1998. Mr. Roten has been a director of the Company since August 21, 1996. He has served as Vice Chairman of the Company's Board of Directors since April 1, 1998. Mr. Roten is also a director of xnet, Inc., a Houston-based computer consulting firm.

    Peter W. De Leeuw. Age 58. Mr. De Leeuw has been a member of the Board of Directors of the Company and its President and Chief Executive Officer since April 1, 1998. Prior to joining the Company, Mr. De Leeuw had been employed by Shell Chemical Company since 1965, most recently serving as Vice President - Growth. Shell Chemical Company, which is a subsidiary of Houston-based Shell Oil Company, is a $5 billion leading manufacturer and distributor of chemical products including PET, resins, solvents, elastomers and basic chemicals.

    Allan R. Dragone. Age 72. Mr. Dragone is a director of Wellman, Inc., a polyester fibers producer and plastic reclamation company, and DB Thin Films, a maker of vacuum deposition of metallic thin films. He also served as a director of Arcadian Corporation from 1989 to 1996, and served as Chairman of the Board thereof from 1989 to 1990. Mr. Dragone was President and Chief Executive Officer of Akzo America, Inc., a chemicals producer, from 1986 through 1989, and was Chairman of the Board of Fiber Industries, Inc. ("Fiber Industries"), a polyester fibers producer, from 1987 to 1989. He was Chairman of the Board of the New York Racing Commission from 1990 to 1995, and currently serves as a trustee thereof. Mr. Dragone has been a director of the Company since August 21, 1996.

    John L. Garcia. Age 42. Mr. Garcia has been a Managing Director and Head of the Global Chemical Investment Banking Group with Credit Suisse First Boston Corporation ("CSFB") since 1994 and prior thereto was a Managing Director with Wertheim Schroder & Co. Inc., an investment banking firm. Mr. Garcia also serves as a director of Acetex Corporation, a chemical manufacturing company. Mr. Garcia has been a director of the Company since August 21, 1996.

    Frank J. Hevrdejs. Age 53. Mr. Hevrdejs has been a director of the Company since August 21, 1996. Mr. Hevrdejs is a principal and President of The Sterling Group, Inc. ("TSG"), which he co-founded in 1982. Mr. Hevrdejs has actively participated in acquisitions of over 40 businesses in the past 15 years. He is Chairman of the Board of First Sterling Ventures Corp., an investment company, Enduro Holdings, Inc., a structural and electrical manufacturing company, and Fibreglass Holdings, Inc., a truck accessory manufacturer. He is also a director of Mail-Well and Eagle U.S.A., Inc., an air-freight company.

    Hunter Nelson. Age 46. Mr. Nelson is currently a principal with TSG. Prior to joining TSG in 1989, he served as Vice President of Administration and General Counsel of Fiber Industries. Prior to joining Fiber Industries, Mr. Nelson was a partner in the law firm of Andrews & Kurth L.L.P., specializing in general corporate and securities law. Mr. Nelson has been a director of the Company since August 21, 1996. He also serves on the board of Sterling Diagnostic Imaging, Inc. and other private companies.

    George J. Damiris. Age 38. Mr. Damiris has been a director of the Company since December 1, 1997. Mr. Damiris has been with Koch Industries, Inc. and its affiliates (collectively "Koch") since 1989, currently serving as Vice President of Koch Ventures, Inc. He was Executive Vice President of Koch's refining group from 1996 to 1997, Vice President of Koch's chemical group from 1995 to 1996 and served as President of Koch's gas services group from 1994 to 1995. Mr. Damiris started Koch's international chemicals trading business in 1992 as Vice President of Koch Supply and Trading. From 1989 through 1992, Mr. Damiris was the Business Development Manager of Koch's petroleum group. Prior to joining Koch, he held various positions in British Petroleum's refining and chemicals divisions.

    Rolf H. Towe. Age 60. Mr. Towe has served as Senior Managing Director of The Clipper Group, L.P., since its formation in 1991 and is Vice President of Clipper Asset Management, Inc. He was the Chairman of Executive Partner Limited, an executive consulting firm, from 1989 to 1995. Earlier in his career, he held various management positions over a period of nearly 20 years in Union Carbide Corporation, a multinational chemicals and plastics manufacturer. Mr. Towe has been a director of the Company since January 28, 1998. Mr. Towe also serves as a director of American Heritage Life Insurance Company, TravelCenters of America, Inc., a nationwide operator and franchisor of auto and truck travel centers, and several private companies.

INFORMATION CONCERNING OPERATION OF THE BOARD OF DIRECTORS

    In order to facilitate the functions of the Board of Directors, the Board of Directors has created various standing committees, including an Audit and Compliance Committee and a Compensation Committee. The Board of Directors does not have a nominating committee.

    Audit and Compliance Committee. The members of the Audit and Compliance Committee are Hunter Nelson (Chairman), George J. Damiris and Robert W. Roten. The Audit and Compliance Committee recommends the appointment of the Company's independent auditors to the Board of Directors, meets with the auditors to review their report on the financial operations of the business and approves the audit services and any other services to be provided by such auditors. In addition, the Audit and Compliance Committee reviews the practices employed by the Company in preparing published financial statements. The Audit and Compliance Committee also provides oversight with respect to the establishment of and adherence to compliance programs, codes of conduct and other policies and procedures concerning the conduct of the Company's business and with respect to the Company's compliance with applicable legislation and regulations.

    Compensation Committee. The members of the Compensation Committee are Frank
J. Hevrdejs (Chairman), Allan R. Dragone and Rolf H. Towe. The functions of the Compensation Committee include establishing and reviewing remuneration levels for all elected officers of the Company and its subsidiaries. The Compensation Committee also administers the Company's executive compensation programs and consults, from time to time, with outside experts concerning the performance of its duties.

    Meetings in Last Fiscal Year. During the fiscal year ended September 30, 1998, the Board of Directors held six meetings, the Audit and Compliance Committee held five meetings and the Compensation Committee held one meeting. No incumbent director attended fewer than 75% of the meetings of the Board of Directors and all committees on which such director served, except for Mr. Dragone who missed one meeting of the Board of Directors and the meeting of the Compensation Committee held on the same day.

COMPENSATION OF DIRECTORS

    Non-employee directors of the Company are paid a fee of $2,500 per quarter ($5,000 for the Vice Chairman) and an attendance fee of $1,000 for each meeting of the Board of Directors that such director attends ($400 for telephonic meetings lasting 30 minutes or more). Members of committees of the Board of Directors are paid an attendance fee of $700 for each meeting of such committee which such director attends ($1,400 for committee chairmen). In addition, pursuant to the terms of the Sterling Chemicals Holdings, Inc. 1997 Nonqualified Stock Option Plan for Non-Employee Directors (the "Non-Employee Director Plan"), each non-employee director receives annual automatic grants of options to purchase 1,000 shares of Common Stock (2,000 shares for the Vice Chairman) on October 1 of each year, all of which fully vest upon the date of grant. Members of the Board of Directors who are employees of the Company or its subsidiaries do not receive a fee for their services as directors. All directors are reimbursed for travel expenses for their services as directors.

    Two of the non-employee directors of the Company are employed by stockholders of the Company (or their affiliates) and, pursuant to established policies of such employers, all directors' compensation earned by those non-employee directors is paid to their respective employers.

    The Non-Employee Director Plan allows each non-employee director to elect not to participate in the Non-Employee Director Plan. Koch Capital Services, Inc. ("Koch Capital") has agreed to deliver an executed election not to participate under the Non-Employee Director Plan from each director that it designates pursuant to the Voting Agreement described below under the caption "Certain Transactions." In return, the Company has agreed to issue to Koch Capital a number of options equal to those which would have otherwise been granted to its designated director under the Non-Employee Director Plan. The terms and conditions of the options granted to Koch Capital are substantially similar those governing options granted to other non-employee directors, except that the options granted to Koch Capital do not expire upon the termination of service of its designated director.

                                 PROPOSAL NO. 2:

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

    The Company has engaged Deloitte & Touche LLP ("Deloitte") as its independent accountants for the fiscal year ending September 30, 1999. The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Deloitte and, unless authority to vote for the appointment is withheld, all shares represented by proxies will be voted for the appointment. Proposal No. 2 will be adopted by the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Deloitte has served as independent accountants for the Company for its last three fiscal years, commencing with the fiscal year ended September 30, 1996. Representatives of Deloitte will be present at the Annual Meeting, will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.


                 OTHER MATTERS TO BE PRESENTED AT ANNUAL MEETING

    The Board of Directors does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be presented by others. In the event any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by each Conforming Proxy on those matters as instructed by the Board of Directors or, in the absence of any express instructions from the Board of Directors, in accordance with their own best judgment.


                        EXECUTIVE OFFICERS OF THE COMPANY

    Set forth below are the current executive officers of the Company elected by the Board of Directors.

    Frank P. Diassi. Age 65. Mr. Diassi has served as Chairman of the Board of Directors of the Company since August 1996. See "Proposal No. 1: Election of Directors" above for more information about Mr. Diassi.

    Peter W. De Leeuw. Age 58. Mr. De Leeuw has served as President and Chief Executive Officer of the Company since April 1, 1998. See "Proposal No. 1:
Election of Directors" above for more information about Mr. De Leeuw.

    Richard K. Crump. Age 52. Mr. Crump has served as Vice President--Strategic Planning of the Company since December 1, 1996. Mr. Crump was Vice President of Materials Management for El Paso Products Company from 1976 through 1983 and Vice President of Sales for Rammhorn Marketing from 1984 to August 1986. He served as Director--Commercial of the Company from August 1986 until October 1991, when he became Vice President--Commercial. In his current position, Mr. Crump has responsibility for strategic planning for the Company, which includes acquisition and merger activity.

    Gary M. Spitz. Age 43. Mr. Spitz joined the Company as Vice President and Chief Financial Officer on January 19, 1998. Mr. Spitz previously held the position of Vice President and Chief Financial Officer of Grace Davison (a division of W.R. Grace and Company), a catalyst manufacturing and chemicals company. Mr. Spitz has held various financial positions with divisions of W. R. Grace and Company since 1979.

    David G. Elkins. Age 56. Mr. Elkins joined the Company as Vice President, General Counsel and Secretary on January 1, 1998. Mr. Elkins previously was a senior partner at Andrews & Kurth, L.L.P., where he has practiced law in the area of corporate and securities matters.

    Robert O. McAlister. Age 59. Mr. McAlister joined the Company in 1991 and has served as Vice President--Human Resources and Administration of the Company since July 26, 1995. From 1974 to 1987, he was employed by Champlin Petroleum Company, a subsidiary of Union Pacific Corporation, where he held a variety of positions in Human Resources, Marketing and Strategic Planning. From 1987 to 1991, he served as Vice President of Human Resources for Champlin Refining and Chemicals, Inc., a joint venture between Champlin Petroleum and Petroleos de Venezuela, S.A., the national oil company of Venezuela.

    Stewart H. Yonts. Age 53. Mr. Yonts joined the Company as Tax Manager in August 1986 and served as Manager of Taxes and Benefits Accounting from November 1989 until he became the Treasurer and Assistant Secretary on October 1, 1994. He was employed by Tenneco, Inc. from 1976 to 1980, last serving as Tax Counsel. Mr. Yonts was Tax Manager of Home Petroleum Corporation from 1980 to 1982 and Director of Taxes of MCO Resources, Inc., a natural resources company, from 1982 to 1986.


           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

    During fiscal 1998, the Compensation Committee (the "Committee") consisted of the following non-employee members of the Company's Board of Directors: Frank
J. Hevrdejs (Chairman), Allan R. Dragone and Rolf H. Towe. The Committee's role is to discharge the compensation responsibilities of the Board of Directors. In that connection, the Committee reviews general compensation issues and determines the compensation of all officers and other key employees of the Company and its subsidiaries. The Committee also recommends and administers those employee benefit plans that provide benefits to the executive officers.

    The Committee's overall policy regarding compensation of the Company's executive officers is to provide salary levels and compensation incentives that will (i) attract, motivate and retain talented and productive executives, (ii) recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality and (iii) support both the short-term and the long-term goals of the Company. The Committee believes this approach ensures an appropriate link between the compensation of the Company's executives and the accomplishment of the Company's goals and stockholders' objectives.

    In order to develop a competitive compensation program for officers and key employees, the Company has obtained compensation review data prepared by independent compensation consultants. For comparison purposes, the Committee defines the marketplace by comparing the Company to a group of chemical and allied products corporations. A select group of non-chemical companies chosen for size and performance comparability to the Company was used as a secondary source of comparison. The compensation peer group is not the same as the S&P Chemicals Index which appears in the Stock Performance Graph because the Committee believes the Company does not compete with many of the corporations that are included in such index.

    The Company's executive compensation program consists of a base salary, short-term incentive compensation and long-term incentive compensation. The Committee's goal is to set base salaries at or below competitive market rates of comparable companies, while setting short-term and long-term incentive gain opportunity, linked to Company financial performance, above competitive market rates. The Committee believes that focusing executive compensation on variable incentive pay will allow the Company to meet its performance goals and enhance stockholder value.

    Base Salary. The Committee periodically reviews base salaries for all executive officers. Generally, base salaries are determined according to the individual executive's experience level, job classification level and performance. As indicated above, the Committee sets a target range for base salaries at or below that of the competitive market based upon information compiled by its compensation consultants.

    Short-Term Incentive Compensation. The Company maintains a Profit Sharing Plan designed to benefit all executive officers and qualified employees and a Bonus Plan providing for annual bonuses to executive officers and key employees based on the Company's annual financial performance. The Company must meet certain threshold financial performance levels before awards are made under either plan. No awards were made under either plan in fiscal 1998.

    Long-Term Incentive Compensation. The Company maintains an Omnibus Stock Awards and Incentive Plan (the "Omnibus Plan") under which the Committee may grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, performance awards and phantom stock awards to executive officers and key employees. The terms and

--------------------------
(1) Notwithstanding Securities and Exchange Commission ("SEC") filings by the Company that have incorporated or may incorporate by reference other SEC filings (including this Proxy Statement) in their entirety, the Board of Directors Compensation Committee Report on Executive Compensation shall not be incorporated by reference into such filings and shall not be deemed to be filed with the SEC except as specifically provided otherwise or to the extent required by Item 402 of Regulation S-K.

amounts of the awards are determined by the Committee in accordance with the Omnibus Plan. During fiscal 1998, awards under the Omnibus Plan consisted of non-qualified stock options to acquire an aggregate of 479,057 shares of Common Stock (of which 3,900 expired during fiscal 1998 upon the resignation of the recipients thereof) and grants of an aggregate of 22,500 shares of Restricted Stock (as defined in the Omnibus Plan). The Committee determines the number of options to be granted to an individual executive based upon a variety of factors, including the individual's job classification level, the extent to which his base salary is below industry levels and his present and potential contributions to the Company's success.

    Chief Executive Officer Compensation. Mr. Roten, who served as Chief Executive Officer of the Company for the first six months of fiscal 1998, was paid a base salary during fiscal 1998 at a rate of $240,000 per annum. Mr. De Leeuw, who became President and Chief Executive Officer on April 1, 1998, was paid a base salary during fiscal 1998 at a rate of $300,000 per annum. Based upon information compiled by its compensation consultants, the Committee believes that both Mr. Roten's and Mr. De Leeuw's fiscal 1998 salaries were below the mid-point salary paid to similar individuals in the competitive market. In fiscal 1998, Mr. De Leeuw also received awards under the Omnibus Plan of non-qualified stock options with respect to 125,000 shares of Common Stock, each with an exercise price of $12.00, and 10,000 shares of Restricted Stock. In addition, in fiscal 1998, Mr. De Leeuw was granted options with respect to an additional 100,000 shares of Common Stock, each with an exercise price per share of the lesser of $12 and the most recent valuation per share under the Company's Employee Stock Ownership Plan, all of which options expired on September 12, 1998 without being exercised.

    Tax Treatment. The Committee considers the anticipated tax treatment of the Company's executive compensation program. Section 162(m) of the Code generally limits the annual corporate tax deduction for compensation paid to executive officers to $1 million, unless certain conditions are met. The Company's policy is to qualify all executive compensation for deduction under applicable tax laws to the maximum extent possible. As the fiscal 1998 compensation subject to the $1 million threshold of Section 162(m) for the Chief Executive Officer and the four most highly compensated officers of the Company (other than the Chief Executive Officer) was below such threshold, the Committee believes the requirements of Section 162(m) will not affect the tax deductions available to the Company in connection with its executive compensation for the 1998 fiscal year.

                            The Compensation Committee of the Board of Directors

                                                    Frank J. Hevrdejs (Chairman)
                                                                Allan R. Dragone
                                                                    Rolf H. Towe


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

    Set forth below is information regarding compensation arrangements and benefits paid or made available to (i) the Chief Executive Officer of the Company and (ii) the four most highly compensated executive officers of the Company (including the Chief Executive Officer, collectively, the "Named Executive Officers") for the three fiscal years ended September 30, 1998. As Mr. Roten served as Chief Executive Officer of the Company through March 31, 1998, Mr. Roten is also included as a Named Executive Officer. Compensation during such fiscal years included participation in certain stock option, SAR and other benefit plans sponsored by the Company or its subsidiaries that were terminated in connection with the Company's recapitalization in August of 1996 (the "Recapitalization").

                                                                                               LONG-TERM
                                                              ANNUAL                          COMPENSATION
                                                            COMPENSATION                         AWARDS
                                                 ------------------------------------    ------------------------
                                                                                         RESTRICTED   SECURITIES
             NAME AND                  FISCAL                            OTHER ANNUAL      STOCK      UNDERLYING     ALL OTHER
         PRINCIPAL POSITION             YEAR     SALARY (1)   BONUS      COMPENSATION     AWARD(S)      OPTIONS    COMPENSATION
-------------------------------------  ------    ----------  --------    ------------    ----------   -----------  ------------
Frank P. Diassi .....................   1998     $  300,000  $      0    $          0    $        0        95,238  $     34,606(2)
 Chairman of the Board of               1997        334,231         0               0             0        63,492         4,693(3)
   Directors

Peter W. De Leeuw(4) ................   1998        162,500         0               0        95,000(5)    125,000        18,349(6)
 President and Chief
   Executive Officer

Robert W. Roten(7) ..................   1998        120,000         0               0             0             0       109,466(8)
 President and Chief                    1997        231,250         0               0             0        38,942         3,247(3)
   Executive Officer                    1996        205,000   105,313(9)            0             0             0         9,403(10)

Richard K. Crump ....................   1998        194,167         0               0             0        30,159        10,139(11)
 Vice President--                       1997        187,500         0               0             0        20,106         1,080(3)
   Strategic Planning                   1996        180,000    92,469(9)            0             0             0         8,462(12)

Gary M Spitz(13) ....................   1998        126,818    25,000(14)     166,364(15)    47,500(16)    45,000         3,309(17)
 Vice President and Chief
   Financial Officer

Robert O. McAlister .................   1998        155,167         0               0             0        17,460        24,749(18)
 Vice President--Human                  1997        151,000         0               0             0        11,640         1,357(3)
   Resources and Administration         1996        146,000    54,611(9)            0             0             0         7,112(19)

-------------------------

(1) Includes amounts deferred under the Company's 401(k) Savings and Investment Plan.
(2) Consists of $15,526 in premiums for group term life insurance and $19,080 in premiums for executive life insurance paid by the Company.
(3)  Consists of premiums for group term life insurance paid by the Company.
(4) Mr. De Leeuw joined the Company as President and Chief Executive Officer effective April 1, 1998, meaning that he was employed by the Company during fiscal 1998 for six months.
(5) Mr. De Leeuw was granted 10,000 shares of restricted stock on March 16, 1998. Of such shares, 7,500 shares are subject to forfeiture if Mr. De Leeuw's employment is terminated under certain specified circumstances. Such forfeiture provisions expire in three equal increments on March 16, 1999, March 16, 2000 and March 16, 2001 or, if earlier, upon the occurrence of certain specified events. As of the last day of fiscal 1998, such shares had a value of $70,000 based on the closing market price per share on September 30, 1998.
(6) Consists of $3,150 in premiums for group term life insurance and $15,199 in premiums for executive life insurance paid by the Company.
(7) Mr. Roten resigned from the Company effective March 31, 1998, meaning that he was employed by the Company during fiscal 1998 for six months.
(8) Consists of $3,861 in premiums for group term life insurance paid by the Company, compensation for unused vacation time of $62,305 paid upon Mr. Roten's resignation from employment with the Company and $42,300 paid pursuant to a Consulting Agreement between Mr. Roten and the Company. See "Certain Transactions."
(9)  Paid pursuant to the Company's Profit Sharing Plan.
(10) Consists of matching contributions paid by the Company pursuant to the Company's 401(k) Savings and Investment Plan of $7,558 and $1,845 in premiums for group term life insurance paid by the Company.
(11) Consists of $2,508 in premiums for group term life insurance and $7,631 in premiums for executive life insurance paid by the Company.
(12) Consists of matching contributions paid by the Company pursuant to the Company's 401(k) Savings and Investment Plan of $6,842 and $1,620 in premiums for group term life insurance paid by the Company.
(13) Mr. Spitz joined the Company as Vice President and Chief Financial Officer on January 19, 1998, meaning that he was employed by the Company during fiscal 1998 for approximately eight and one-half months.
(14) Consists of a signing bonus paid pursuant to the Spitz Employment Agreement (as defined below).
(15) Consists of moving expenses paid by the Company.

(16) Mr. Spitz was granted 5,000 shares of restricted stock on January 19, 1998. Of such shares, 3,750 shares are subject to forfeiture if Mr. Spitz's employment is terminated under certain specified circumstances. Such forfeiture provisions expire in three equal increments on January 19, 1999, January 19, 2000 and January 19, 2001 or, if earlier, upon the occurrence of certain specified events. As of the last day of fiscal 1998, such shares had a value of $35,000 based on the closing market price per share on September 30, 1998.
(17) Consists of $578 in premiums for group term life insurance and $2,731 in premiums for executive life insurance paid by the Company.
(18) Consists of $3,041 in premiums for group term life insurance and $21,708 in premiums for executive life insurance paid by the Company.
(19) Consists of matching contributions paid by the Company pursuant to the Company's 401(k) Savings and Investment Plan of $5,798 and $1,314 in premiums for group term life insurance paid by the Company.

OPTION GRANTS IN LAST FISCAL YEAR

    The following sets forth certain information relating to options to purchase shares of Common Stock granted to Named Executive Officers in fiscal 1998. Except as otherwise noted, all of such options were granted under the Company's Omnibus Stock Awards and Incentive Plan (the "Omnibus Plan").


                                                                                                   POTENTIAL REALIZABLE VALUE
                                             PERCENT OF                                             AT ASSUMED ANNUAL RATES
                             NUMBER OF         TOTAL                                              OF STOCK PRICE APPRECIATION
                             SECURITIES       OPTIONS                                                  FOR OPTION TERM (2)
                             UNDERLYING      GRANTED TO    EXERCISE                           -----------------------------------
                              OPTIONS       EMPLOYEES IN    PRICE          EXPIRATION
                             GRANTED (#)     FISCAL YEAR   PER SHARE          DATE(1)             0%          5%          10%
                            ------------    -------------  ---------    ------------------    ----------  ----------  -----------
     Frank P. Diassi......        95,238          13%          12.00        April 22, 2008    $        0  $  253,338  $ 1,080,350
     Peter W. De Leeuw....       125,000          18%      $   12.00        March 16, 2008(3)          0     434,312    1,580,069
                                 100,000(4)       14%          12.00(4) September 12, 1998(4)         NA          NA           NA
     Robert W. Roten......             0           0%             NA                    NA            NA          NA           NA
     Richard K. Crump.....        30,159           4%          12.00        April 22, 2008             0      80,224      342,114
     Gary M. Spitz........        45,000           6%          12.00      January 19, 2008(5)          0     193,003      627,184
                                  50,000(6)        7%          12.00        April 30, 1998(6)         NA          NA           NA
     Robert O. McAlister..        17,460           2%          12.00        April 22, 2008             0      46,445      198,061

-------------------------

(1) Except as otherwise noted, all options vest in increments of 25% on April 22, 1999, April 22, 2000, April 22, 2001 and August 21, 2001.
(2) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation from the date of grant of the options awarded to the date of expiration of such options of 0%, 5% and 10%. Based on these assumed annual rates of stock price appreciation of 0%, 5% and 10%, the Company's stock price (i) at January 19, 2008 is projected to be $10.00, $16.29 and $25.94, respectively, (ii) at March 16, 2008 is projected to be $9.50, $15.47 and $24.64, respectively, and (iii) at April 22, 2008 is projected to be $9.00, $14.66 and $23.34, respectively. These assumptions are not intended to forecast future appreciation of the Company's stock price. The Company's stock price may increase or decrease in value over the time period set forth above. Optionees will not realize value under their option grants without stock price appreciation, which will benefit all stockholders. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.
(3) Options vest in increments of 20% on March 16, 1999, March 16, 2000, March 16, 2001, March 16, 2002 and March 16, 2003.
(4) Pursuant to the terms of the De Leeuw Employment Agreement, Mr. De Leeuw was granted options with respect to 100,000 shares of Common Stock, each with an exercise price per share of the lesser of $12 and the most recent valuation per share under the ESOP. All of these options expired on September 12, 1998 without having been exercised.
(5) Options vest in increments of 20% on January 19, 1999, January 19, 2000, January 19, 2001, January 19, 2002 and January 19, 2003.
(6) Pursuant to the terms of the Spitz Employment Agreement, Mr. Spitz was granted options with respect to 50,000 shares of Common Stock, each with an exercise price per share of $12. All of these options expired on April 30, 1998 without having been exercised.

AGGREGATE YEAR-END OPTION VALUES

    The following table provides information on the value of the Named Executive Officers' unexercised options at September 30, 1998. There were no exercises of options or SARs during fiscal 1998 by any of the Named Executive Officers, and no such officer held SARs at September 30, 1998.

                                            NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                                 OPTIONS AT                      OPTIONS/SARS AT
                                            SEPTEMBER 30, 1998                  SEPTEMBER 30, 1998
                                      -------------------------------     ------------------------------
                                      EXERCISABLE       UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
                                      -----------       -------------     -----------      -------------
            Frank P. Diassi.........     12,698            146,032             --                --
            Peter W. De Leeuw.......         --            125,000             --                --
            Robert W. Roten(1)......     40,942                 --        $    --          $     --
            Richard K. Crump........      4,021             46,244             --                --
            Gary M. Spitz...........         --             45,000             --                --
            Robert O. McAlister.....      2,328             26,772             --                --

-------------------------
(1) All options held by Mr. Roten vested upon his retirement, which was effective on March 31, 1998, and may be exercised at any time within one year after March 31, 1998.

EMPLOYMENT AGREEMENTS

    De Leeuw Employment Agreement. On March 16, 1998, Peter W. De Leeuw entered into an Employment Agreement (the "De Leeuw Employment Agreement") with the Company and Chemicals pursuant to which each of the Company and Chemicals engaged Mr. De Leeuw to serve as its President and Chief Executive Officer until such employment is terminated in accordance with the terms of the De Leeuw Employment Agreement. Under the De Leeuw Employment Agreement, Mr. De Leeuw earns a base salary initially set at $300,000 per annum (subject to increase at the discretion of the Board) and participates in the bonus/incentive plans of the Company and Chemicals. In addition, upon execution of the De Leeuw Employment Agreement, Mr. De Leeuw was granted awards under the Omnibus Plan of 10,000 shares of Common Stock (7,500 of which are subject to forfeiture if Mr. De Leeuw's employment is terminated at certain times under specified circumstances) and options to purchase 125,000 shares of Common Stock for $12 per share (with 20% of such options vesting annually on each March 16, commencing in 1999). Mr. De Leeuw was also granted the right to purchase up to 100,000 shares of Common Stock at a price per share equal to the lesser of $12 and the most recent valuation under the ESOP. Such right was not exercised and expired on September 12, 1998.

    Under the terms of the De Leeuw Employment Agreement, each of Mr. De Leeuw and the Company may terminate Mr. De Leeuw's employment at any time and for any reason by delivering a notice of termination to the other. If, prior to March 16, 2000, Mr. De Leeuw terminates his employment for a Good Reason (as defined in the De Leeuw Employment Agreement) or the Company terminates Mr. De Leeuw's employment for any reason other than Misconduct or Disability (as such terms are defined in the De Leeuw Employment Agreement), the Company and Chemicals are required to pay Mr. De Leeuw an amount equal to 200% of his base salary plus certain other sums. In addition, for 24 months after the date of any such termination, Mr. De Leeuw is entitled to continued coverage under all life, healthcare, medical and dental insurance plans and programs (excluding disability) of the Company and Chemicals provided Mr. De Leeuw pays the regular employee premiums required by such plans or programs or COBRA. Finally, upon any such termination, any vesting, lapse of time or similar requirements under any plan or program of the Company or Chemicals is accelerated and all conditions to Mr. De Leeuw's entitlement to any benefits under any such plans or programs are deemed satisfied (e.g., all options immediately vest and all forfeiture contingencies applicable to any restricted stock awards immediately lapse). However, neither the Company nor Chemicals is required to make any such payment or provide any such coverage if the termination of Mr. De Leeuw's employment takes effect after Mr. De Leeuw's "normal retirement date" under the Pension Plan (as defined below), and the obligation of the Company and Chemicals to continue to provide coverage under benefits plans ceases if Mr. De Leeuw becomes employed elsewhere and is provided with substantially similar benefits.

    Spitz Employment Agreement. On January 19, 1998, Gary M. Spitz entered into an Employment Agreement (the "Spitz Employment Agreement") with the Company and Chemicals pursuant to which each of the Company and Chemicals engaged Mr. Spitz to serve as a Vice President and Chief Financial Officer until such employment is terminated in accordance with the terms of the Spitz Employment Agreement. Under the Spitz Employment Agreement, Mr. Spitz earns a base salary initially set at $180,000 per annum (subject to increase at the discretion of the Board) and participates in the bonus/incentive plans of the Company and

Chemicals. Under the Spitz Employment Agreement, Mr. Spitz was paid a signing bonus of $25,000 upon commencing work at the Company and Chemicals. In addition, upon execution of the Spitz Employment Agreement, Mr. Spitz was granted awards under the Omnibus Plan of 5,000 shares of Common Stock (3,750 of which are subject to forfeiture if Mr. Spitz's employment is terminated at certain times under specified circumstances) and options to purchase 45,000 shares of Common Stock for $12 per share (with 20% of such options vesting annually on each January 19, commencing in 1999). Mr. Spitz was also granted the right to purchase up to 50,000 shares of Common Stock at a price per share equal to $12. Such right was not exercised and expired on April 30, 1998.

    Under the terms of the Spitz Employment Agreement, each of Mr. Spitz and the Company may terminate Mr. Spitz's employment at any time and for any reason by delivering a notice of termination to the other. If, prior to January 19, 2000, Mr. Spitz terminates his employment for a Good Reason (as defined in the Spitz Employment Agreement) after the occurrence of a specified change of control or the Company terminates Mr. Spitz's employment for any reason other than Misconduct or Disability (as such terms are defined in the Spitz Employment Agreement), the Company and Chemicals are jointly required to pay Mr. Spitz an amount equal to 200% of his base salary plus certain other sums. In addition, for 24 months after the date of any such termination, Mr. Spitz is entitled to continued coverage under all life, healthcare, medical and dental insurance plans and programs (excluding disability) of the Company and Chemicals provided Mr. Spitz pays the regular employee premiums required by such plans or programs or COBRA. However, neither the Company nor Chemicals is required to make any such payment or provide any such coverage if the termination of Mr. Spitz's employment takes effect after Mr. Spitz's "normal retirement date" under the Pension Plan, and the obligation of the Company and Chemicals to continue to provide coverage under benefits plans ceases if Mr. Spitz becomes employed elsewhere and is provided with substantially similar benefits.

PENSION PLANS

    Salaried Employees' Pension Plan. The Company maintains a defined benefit Salaried Employees' Pension Plan (the "Pension Plan") covering substantially all salaried employees, including the Named Executive Officers. Pension costs are borne solely by the Company and determined annually on an actuarial basis with contributions made accordingly. The pension benefits payable under the Pension Plan for employees of the Company who had been hired by Monsanto (from which the Company acquired its Texas City, Texas petrochemical plant) prior to April 1, 1986 are based on each such individual's vested percentage times years of service multiplied by 1.4% of Average Earnings (as defined below). All other employees of the Company, including employees of the Company who had been hired by Monsanto on or after April 1, 1986, receive a pension payable under the Pension Plan based on such individual's vested percentage times years of service multiplied by 1.2% of Average Earnings. Average Earnings excludes, among other things, amounts received under the Company's Profit Sharing Plan and is generally defined as the greater of (i) average compensation received during the highest three of the final five calendar years of employment and (ii) average compensation received during the final 36 months of employment. However, as a result of certain limitations imposed under the Internal Revenue Code of 1986, as amended (the "Code"), benefits payable under the Pension Plan are effectively limited in amount to those payable to a participant having Average Earnings of $160,000.

    For those Company employees who were (i) employed by the Company prior to October 1, 1986 and (ii) accruing a Monsanto pension plan benefit, the Company recognizes Monsanto pension plan years of service offset by any vested benefit under the Monsanto pension plan. For those Company employees as of August 21, 1992 who were (i) previously employed by Albright & Wilson and based in the United States and (ii) participants in the Tenneco, Inc. Retirement Plan, the Company recognizes Tenneco, Inc. Retirement Plan years of service offset by any vested benefit under that plan. For those Company employees who (i) were previously employed by Cytec Industries Inc. ("Cytec") and joined the Company on January 31, 1997 and (ii) elect to retire from the Company on or before January 31, 1999, the Company supplements the standard pension payable to each such employee such that the employee's total combined pension from the Company and from the Cytec Nonbargaining Employees' Retirement Plan equals the amount such employee would have received had he or she remained an employee of Cytec until retirement.

    The following table ("Table A") illustrates the aggregate of the annual normal retirement benefits payable under the Pension Plan, the Equalization Plan (as defined below) and the Supplemental Plan (as defined below) based on 1.4% of Average Earnings, without reduction for any offset amounts. Such benefit levels assume retirement at age 65, the years of service shown, continued existence of the Pension Plan, the Equalization Plan and the Supplemental Plan without substantial change and payment in the form of a single life annuity.

                                                                       YEARS OF SERVICE
                                                       ----------------------------------------------
                                  AVERAGE EARNINGS        10          20           30           40
                              -----------------------  --------    --------     --------     --------
                              $   50,000.............  $  7,000    $ 14,000     $ 21,000     $ 28,000
                                 100,000.............    14,000      28,000       42,000       56,000
                                 150,000.............    21,000      42,000       63,000       84,000
                                 200,000.............    22,400      44,800       67,200       89,600
                                 250,000.............    22,400      44,800       67,200       89,600
                                 300,000.............    22,400      44,800       67,200       89,600
                                 350,000.............    22,400      44,800       67,200       89,600
                                 400,000.............    22,400      44,800       67,200       89,600

    The following table ("Table B") illustrates the aggregate of the annual normal retirement benefits payable under the Pension Plan, the Equalization Plan and the Supplemental Plan based on 1.2% of Average Earnings, without reduction for any offset amounts. Such benefit levels assume retirement at age 65, the years of service shown, continued existence of the Pension Plan, the Equalization Plan and the Supplemental Plan without substantial change and payment in the form of a single life annuity.

                                                                       YEARS OF SERVICE
                                                       ----------------------------------------------
                                  AVERAGE EARNINGS        10          20           30           40
                              -----------------------  --------    --------     --------     --------
                              $   50,000.............  $  6,000    $ 12,000     $ 18,000     $ 24,000
                                 100,000.............    12,000      24,000       36,000       48,000
                                 150,000.............    18,000      36,000       54,000       72,000
                                 200,000.............    19,200      38,400       57,600       76,800
                                 250,000.............    19,200      38,400       57,600       76,800
                                 300,000.............    19,200      38,400       57,600       76,800
                                 350,000.............    19,200      38,400       57,600       76,800
                                 400,000.............    19,200      38,400       57,600       76,800

    The benefits under the Pension Plan are computed by multiplying Average Earnings by credited years of service times the respective percentages referred to above. The benefits payable under the Pension Plan are not reduced by any benefits payable under Social Security or other offset amounts. The benefits payable to Table A participants are reduced by the amount of pension benefits to which such participants may be entitled under Monsanto's pension plan and the benefits payable to Table B participants are reduced by the amount of pension benefits to which such participants may be entitled under Monsanto's, Tenneco's or Cytec's pension plan. The number of credited years of service under the Pension Plan of each of the Named Executive Officers are as follows: Peter W. De Leeuw--one year; Robert W. Roten--37 years; Frank P. Diassi--two years; Richard
K. Crump--12 years; Gary M. Spitz--one year; and Robert O. McAlister--eight years. Mr. Roten was originally hired by Monsanto prior to April 1, 1986 and retired as an employee of the Company on March 31, 1998. Accordingly, Mr. Roten's pension benefits commenced on April 1, 1998 and are based upon 37 years of service and 1.4% of his Average Earnings.

    Pension Benefit Equalization Plan. The Company maintains the Sterling Chemicals, Inc. Pension Benefit Equalization Plan (the "Equalization Plan"). The Equalization Plan provides additional benefits to employees whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Code. The additional benefits provided by the Equalization Plan are in an amount equal to the benefits under the Pension Plan which are reduced, curtailed or limited by reason of the application of such limitations. All employees who participate in the Pension Plan are eligible to participate in the Equalization Plan. Benefits have been paid to participants under the Equalization Plan and such benefits are generally payable at the time, and in the manner, benefits are payable under the Pension Plan.

    Supplemental Employee Retirement Plan. The Company maintains the Sterling Chemicals, Inc. Supplemental Employee Retirement Plan (the "Supplemental Plan"). The Supplemental Plan provides additional benefits to certain employees whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited because such employee's annual compensation is in excess of $160,000 or because certain Social Security integration benefits were removed from the Pension Plan. The additional benefits provided by the Supplemental Plan are in an amount equal to the benefits under the Pension Plan which are reduced, curtailed or limited by reason of the applications of such limitations. Only those employees who are a part of management or are "highly compensated" and are subject to limitations on Pension Plan benefits imposed by the Code may participate in the Supplemental Plan. Benefits have been paid to participants under the Supplemental Plan and such benefits are generally payable at the time, and in the manner, benefits are payable under the Pension Plan.

    Assuming retirement at age 65 (or after five years of service, if later) and the continuation of their current levels of base salary until such retirement, as of September 30, 1998, total retirement benefits under the Equalization Plan and/or the Supplemental Plan payable to Messrs. De Leeuw, Diassi, Crump, Spitz and McAlister will be $28,008, $18,000, $59,794, $49,492 and $26,714 per year, respectively, reduced by the value of the benefits payable under the Pension Plan, which are $14,938, $9,600, $47,835, $43,993 and $26,548 per year, respectively. Mr. Roten retired from employment with the Company on March 31, 1998. The total actual retirement benefits under the Equalization Plan and the Supplemental Plan payable to Mr. Roten are $81,223 per year, reduced by $53,282 of actual benefits payable under the Pension Plan.


                              CERTAIN TRANSACTIONS

    The holders of 6,628,300 shares of Common Stock, representing approximately 52% of the outstanding shares of Common Stock, have entered into an Amended and Restated Voting Agreement (the "Voting Agreement") dated as of December 15, 1998, which amended and restated an existing Amended and Restated Voting Agreement dated as of as of January 22, 1997. The parties to the Voting Agreement are Frank P. Diassi, Frank J. Hevrdejs and Hunter Nelson, each a director of the Company, and William C. Oehmig, Susan O. Rheney (as Trustee of the Rheney Living Trust), Koch Capital, affiliates of Clipper Capital Partners, L.P. (collectively, "The Clipper Group"), FSI No. 2 Corporation (a wholly owned subsidiary of Fayez Sarofim & Co.), Olympus Growth Fund II, L.P. ("Olympus Growth"), Olympus Executive Fund, L.P. ("Olympus Executive"), CSFB, Gordon A. Cain, William A. McMinn, James Crane and certain transferees of Messrs. Diassi, Hevrdejs and Oehmig. The Voting Agreement requires each of such parties to vote all shares of Common Stock owned or subsequently acquired by them in favor of three nominees to the Board of Directors of the Company, one to be selected by each of Koch Capital, The Clipper Group and Gordon A. Cain. George J. Damiris is the current designee of Koch Capital and Rolf H. Towe is the current designee of The Clipper Group. The right of Mr. Cain to designate a nominee to the Board of Directors of the Company will become exercisable on February 1, 1999, or sooner if he purchases shares of Common Stock under the Purchase Agreement to which Mr. Cain is a party. The rights of Koch Capital and The Clipper Group to select its respective nominees under the Voting Agreement each terminates on August 21, 2006, or sooner in the event its beneficial ownership of Common Stock represents less than 5% of the outstanding Common Stock. The right of Mr. Cain to select his nominee terminates upon the earlier of (i) December 15, 2008 and (ii) the later of (a) the expiration of the Purchase Agreement to which he is a party and
(b) the time at which Mr. Cain has beneficial ownership of less than 5% of the outstanding Common Stock.

    The holders of 8,977,646 shares of Common Stock, representing approximately 71% of the outstanding shares of Common Stock, are parties to that certain Sterling Chemicals Holdings, Inc. Stockholders Agreement dated effective as of August 21, 1996 (as amended, the "Stockholders Agreement") and that certain Tag-Along Agreement dated effective as of August 21, 1996 (the "Tag-Along Agreement"). The Stockholders Agreement restricts the transfer of shares of Common Stock held by such stockholders (with certain exceptions), including any disposition of a control position in the Company, unless such shares are first offered to be sold to the Sterling Chemicals, Inc. Employee Stock Ownership Trust created pursuant to the Sterling Chemicals, Inc. Employee Stock Ownership Plan, then to the Company and then to the other stockholders of the Company that are a party to the Stockholders Agreement. The Tag-Along Agreement provides that if any of the parties thereto, alone or in concert, proposes to transfer, sell or otherwise dispose of an aggregate of 51% or more of the shares of Common Stock issued and outstanding at the time of such transfer, such party must give notice of such proposed transfer to each person that retained shares of Common Stock in the Recapitalization and each such person will have the right to have such shares included in such transfer on a pro rata basis and on the same terms and conditions.

    In connection with the Recapitalization, the Company and TSG entered into an agreement (the "Consulting Agreement"), which provided that if the Company or any of its subsidiaries determined prior to April 23, 1998 to dispose of or acquire any assets or businesses or to offer its securities for sale or to raise any debt or equity financing, the Company or such subsidiary would retain TSG as a consultant with respect to the transaction, provided that TSG's fees were competitive and the Company and TSG mutually agreed on the terms of the engagement. In addition, under the Consulting Agreement, the Company is obligated to indemnify TSG against liabilities relating to their services. The Company paid TSG approximately $20,732 in fiscal 1998, primarily as reimbursement for expenses incurred in connection with due diligence activities for various potential acquisitions and some remaining consulting and advisory fees related the Company's July 1997 acquisition of assets from Saskatoon Chemicals, Ltd. and the Company's January 1997 acquisition of the acrylic fibers business from Cytec. The Consulting Agreement expired by its terms on April 23, 1998. Mr. Frank J. Hevrdejs, a director of the Company, was a founder and is a principal of TSG and Hunter Nelson, also a director of the Company, is a principal of TSG. Mr. Frank P. Diassi, Chairman of the Company's Board of Directors, Peter W. De Leeuw, President and Chief Executive Officer of the Company, Mr. J. Virgil Waggoner, who served as Vice Chairman of the Company's Board of Directors until April 1, 1998 and as a member of the Company's Board of Directors until April 1, 1998, Robert W. Roten, the current Vice Chairman of the Company's Board of

Directors and the former President and Chief Executive Officer of the Company, Gary M. Spitz, the Chief Financial Officer of the Company, and Richard K. Crump, Vice President--Strategic Planning of the Company, have previously co-invested with principals of TSG in several transactions.

    Since October 1, 1991, the Company and certain affiliates of Koch Industries have had ongoing commercial relationships in the ordinary course of business, including, from time to time, supply of raw materials or sales of petrochemicals and transportation of natural gas. For the fiscal year ended September 30, 1998,
(i) product sales to and raw material purchases from Koch Chemical, an indirect wholly owned subsidiary of Koch Industries; (ii) payments to John Zink Company, an indirect wholly owned subsidiary of Koch Industries, in consideration for certain contracting and construction services performed at the Company's facilities in Texas City, Texas; (iii) payments to Koch Gateway Pipeline Company for the transportation of natural gas to the Company's acrylic fiber plant through a pipeline in which it is a partner, and (iv) payments to an affiliate of Koch Industries under an ISDA Master Agreement, each represented less than 1% of the Company's revenues other than raw material purchases from Koch Chemical which were in an aggregate amount equal to approximately 3% of the Company's revenues. In addition, the Company filed a lawsuit against John Zink Company pursuant to which the Company is seeking recovery for certain types of damages sustained in connection with a release of nickel carbonyl from its methanol unit on July 30, 1997. Such lawsuit is currently the subject of a tolling agreement while the parties seek to negotiate a mutually acceptable resolution of the Company's claims.

    Pursuant to engagement letters dated April 15, 1998 and April 27, 1998, the Company engaged Chem Systems Inc. ("Chem Systems") to perform certain consulting services related to the Company's styrene monomer business. In addition, on August 10, 1998, the Company accepted a proposal from Chem Systems pursuant to which the Company engaged Chem Systems to conduct a site study of the Company's Texas City, Texas facilities and to benchmark the Company's best practices and organizational structures against top quartile performers in the industry. During fiscal 1998, the Company paid Chem Systems approximately $31,369 pursuant to the engagement letters and approximately $70,000 pursuant to the benchmarking proposal. Peter Spitz, who is the father of Gary Spitz (the Chief Financial Officer and a Vice President of the Company), is the Director of Chem Systems. Peter Spitz does not perform any direct services under either of such arrangements.

    Gary M. Spitz was hired as Chief Financial Officer of the Company effective January 19, 1998. On May 25, 1998, the Company loaned Mr. Spitz $228,000 to be used exclusively for the down payment of a new principal residence for Mr. Spitz and his family in the greater Houston metropolitan area. The loan, including accrued interest at the rate of 5.37% per annum, was fully repaid on July 1, 1998 out of the proceeds of the sale of Mr. Spitz's existing residence in Columbia, Maryland.

    On April 1, 1998, the Company entered into a Consulting Agreement with Mr. Roten, the Vice Chairman of the Board of Directors and former President and Chief Executive Officer of the Company, pursuant to which the Company, in exchange for certain consulting services provided by Mr. Roten, pays Mr. Roten $10,000 per month (minus any fees or other compensation paid to Mr. Roten in such month for serving as a director of the Company or any of its subsidiaries) through March 1999. During fiscal 1998, the Company paid Mr. Roten $42,300 pursuant to such Consulting Agreement.

    As of December 15, 1998, the Company entered into separate Standby Purchase Agreements (collectively, the "Purchase Agreements") with each of Gordon A. Cain, William A. McMinn, James Crane, Mr. Diassi, Mr. Hevrdejs and Koch Capital (collectively, the "Purchasers"). Pursuant to the terms of the Purchase Agreements, the Purchasers committed to purchase up to 2,500,000 shares of Common Stock, at a price of $6.00 per share, if, as and when requested by the Company at any time prior to December 15, 2001. In order to induce the Purchasers to enter into the Purchase Agreements, the Company issued to them warrants to purchase an aggregate of 300,000 shares of Common Stock at an exercise price of $6.00 per share. In addition, pursuant to the terms of the Purchase Agreements, the Company agreed to issue to the Purchasers additional warrants to purchase up to 300,000 additional shares of Common Stock if, as and when they purchase shares of Common Stock under the Purchase Agreements. Any shares of Common Stock purchased under the Purchase Agreements or the warrants issued to the Purchasers as contemplated by the Purchase Agreements will be subject to the terms of the Voting Agreement, the Stockholders Agreement and the Tag-Along Agreement.


                                PERFORMANCE GRAPH

    The following Stock Performance Graph compares the Company's cumulative total stockholder return on its shares of Common Stock for a five-year period with the cumulative total return of the Standard & Poor's Stock Index and the Standard & Poor's

Chemicals Index. The graph assumes $100 was invested on September 30, 1993 in the Company's Common Stock, the S&P 500 Index and the S&P Chemicals Index and that dividends were reinvested.

    In connection with the Recapitalization, the Common Stock was delisted from the New York Stock Exchange and is now included in the OTC Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. The Company believes that the delisting, combined with the reductions in the number of shares of Common Stock outstanding and the number of record holders of Common Stock, has significantly reduced the liquidity of the trading market for the Common Stock.

    There can be no assurance as to future trends in the cumulative total return of the Company's Common Stock or of the following indices. The Company does not make or endorse any predictions as to future stock performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        BASED ON $100 INVESTED ON SEPTEMBER 30, 1993 IN STOCK OR INDEX--
                      INCLUDING REINVESTMENT OF DIVIDENDS.
                        FISCAL YEAR ENDING SEPTEMBER 30.

                                        SEP-93   SEP-94   SEP-95   SEP-96   SEP-97   SEP-98
                                        ------   ------   ------   ------   ------   ------
STERLING CHEMICALS
 HOLDINGS, INC........................    100      372      228      338      338      193
S&P 500 ..............................    100      104      135      162      227      248
S&P CHEMICALS ........................    100      132      156      202      263      237


                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of December 7, 1998, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company,
(iii) each Named Executive Officer, and (iv) all of the directors and executive officers as a group. In addition, an aggregate of 639,635 shares of Common Stock are held by the Sterling Chemicals, Inc. Employee Stock Ownership Plan (the "ESOP") on behalf of the employees of the Company, including certain of the Company's executive officers, representing approximately 5% of the outstanding Common Stock, of which 205,317 shares have been allocated to employees' accounts to date. These shares are held of record by Merrill Lynch & Co. Incorporated ("Merrill Lynch"), as trustee, who disclaims beneficial ownership of such shares. Merrill Lynch exercises sole power to vote the shares of Common Stock held by the ESOP until such time as shares are allocated to the account of an employee, who then has sole power to vote his or her respective ESOP shares. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The information is based upon information furnished to the Company by each individual or entity named below.

                                                                                                   COMMON STOCK
                                                                                            ---------------------------
                                                                                            NUMBER OF
              NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                        SHARES           PERCENT
              ----------------------------------------                                      ----------         --------
              Frank P. Diassi..............................................................    714,321 (2)(3)       5.6%
              Allan R. Dragone.............................................................     59,385 (4)            *
              John L. Garcia...............................................................     38,757 (5)            *
              George J. Damiris............................................................  1,151,254 (6)          9.0%
              Frank J. Hevrdejs............................................................    928,782 (2)(7)       7.3%
              Hunter Nelson................................................................     64,758 (2)(8)         *
              Rolf H. Towe.................................................................  2,064,204 (9)         16.1%
              Robert W. Roten..............................................................    204,239 (10)         1.6%
              Richard K. Crump.............................................................     53,259 (11)           *
              Peter W. De Leeuw............................................................     21,100                *
              Gary M. Spitz................................................................     20,000 (12)           *
              Robert O. McAlister..........................................................     24,842 (13)           *
              Clipper Capital Associates, Inc..............................................  2,063,204 (2)(14)     16.1%
              Koch Industries, Inc.........................................................  1,151,254 (2)(15)      9.0%
              Fayez Sarofim & Co...........................................................    687,548 (2)(16)      5.4%
              Olympus Growth Fund II, L.P..................................................    678,770 (2)(17)      5.3%
              Olympus Executive Fund, L.P..................................................      7,926 (2)(17)        *
              All executive officers and directors of the Company as a group (13 persons)..  5,390,862 (18)        41.7%

-------------------------

*    Less than 1%
(1) Unless otherwise noted, the mailing address of each such beneficial owner is 1200 Smith Street, Suite 1900, Houston, Texas 77002-4312.
(2) Such stockholder is a party to the Voting Agreement. See "Certain Transactions." Other parties to the Voting Agreement include William C. Oehmig, who beneficially owns 361,772 shares of Common Stock, and the Rheney Living Trust (Susan O. Rheney and Clarke Rheney, Trustees), which beneficially owns 48,307 shares of Common Stock, CS First Boston Merchant Investments 1995/96, L.P., which beneficially owns 75,900 shares of Common Stock, Gordon A. Cain, who beneficially owns currently exercisable warrants ("Warrants") to acquire 160,000 shares of Common Stock, William McMinn, who beneficially owns Warrants to acquire 40,000 shares of Common Stock, James Crane, who beneficially owns Warrants to acquire 30,000 shares of Common Stock, and certain transferees of Messrs. Diassi, Hevrdejs and Oehmig, who beneficially own an aggregate of 22,216 shares of Common Stock. The parties to the Voting Agreement may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, and accordingly may be deemed to have beneficial ownership of all of the shares of Common Stock subject to the Voting Agreement. An aggregate of 6,628,300 shares of Common Stock, representing 52% of the outstanding Common Stock, are subject to the Voting Agreement and any shares of Common Stock acquired by any of such parties, including through the exercise of Warrants, shall become subject to the Voting Agreement. However, each party to the Voting Agreement expressly disclaims membership in such group and beneficial ownership of such shares of Common Stock and Warrants, other than shares and Warrants identified herein as beneficially owned by such party.
(3)  Includes (i) 20,000 shares held as Trustee of the Gabrielle Diassi Trust,
     (ii) 40,000 shares held as Trustee of the Diassi Children's Trust, (iii) 10,000 shares held as Trustee of the Brianna Diassi Trust, (iv) 10,000 shares held as Trustee of the Nicholas Diassi Trust, (v) 10,000 shares held by Mr. Diassi's wife, (vi) 664 shares held by Merrill Lynch, as Trustee of the ESOP, and allocated to Mr. Diassi's account, and (vii) 25,397 shares subject to options granted by the Company that are currently exercisable. Does not include Warrants to purchase 20,000 shares of Common Stock issued to Mr. Diassi on December 15, 1998.
(4) Includes 4,000 shares subject to options granted by the Company that are currently exercisable.
(5) Of such shares, 4,000 represent shares subject to options granted by the Company that are currently exercisable. The remainder are held by Clipper Capital Associates, L.P. ("Clipper Associates"), under a nominee agreement pursuant to which Clipper Associates exercises sole voting and dispositive power with respect to such shares.
(6) Represents shares held by Koch Capital, including 19,031 shares subject to Warrants and 4,000 shares subject to options that are currently exercisable which are held by Koch Capital, a wholly owned subsidiary of Koch Industries, with respect to which, as Vice President of Koch Ventures, Inc., Mr. Damiris may be deemed to have beneficial ownership. Mr. Damiris disclaims beneficial ownership of such shares, Warrants and options.

(7) Includes 1,990 shares owned by Mr. Hevrdejs' wife and 4,000 shares subject to options granted by the Company that are currently exercisable. Does not include Warrants to purchase 20,000 shares of Common Stock issued to Mr. Hevrdejs on December 15, 1998.
(8) Includes 4,000 shares subject to options granted by the Company that are currently exercisable.
(9) Includes 1,000 shares subject to options granted by the Company that are currently exercisable. Also includes shares held by The Clipper Group with respect to which Mr. Towe, as Senior Managing Director of The Clipper Group, L.P. and Vice President of Clipper Asset Management, Inc., may be deemed to have beneficial ownership but as to which Mr. Towe disclaims beneficial ownership.
(10) Includes 37,470 shares held by Merrill Lynch, as Trustee of the ESOP, and allocated to Mr. Roten's account, and 40,942 shares subject to options granted by the Company that are currently exercisable.
(11) Includes 8,142 shares held by Merrill Lynch, as Trustee of the ESOP, and allocated to Mr. Crump's account, and 8,042 shares subject to options granted by the Company that are currently exercisable.
(12) Includes 9,000 shares subject to options granted by the Company that are exercisable within 60 days.
(13) Includes 3,930 shares held by Merrill Lynch, as Trustee of the ESOP, and allocated to Mr. McAlister's account, and 4,656 shares subject to options granted by the Company that are currently exercisable.
(14) Clipper Capital Associates, Inc. ("Clipper") may be deemed to be the beneficial owner of such shares of Common Stock by virtue of its relationship with entities that have beneficial ownership of such shares as discussed herein. Clipper and its affiliated entities described herein are collectively referred to as "The Clipper Group." Clipper is the sole general partner of Clipper Associates, and is a Delaware corporation principally engaged in holding investments, formed for the purpose of serving as general partner of Clipper Associates. The mailing address of Clipper is 650 Madison Ave., 9th Floor, New York, New York 10022. Clipper Associates is a Delaware limited partnership principally engaged in making investments, directly or indirectly through other entities and is the sole general partner of Clipper Equity Partners I, L.P. ("Clipper I") and Clipper/Merchant Partners, L.P. ("Clipper II"), with sole voting and dispositive power with respect to the securities held by such partnerships. Each of Clipper I and Clipper II is a Delaware limited partnership, principally engaged in making investments. Clipper Associates may be deemed to directly beneficially own 11,831 shares of Common Stock and indirectly beneficially own 201,776 shares of Common Stock by virtue of its status as nominee under certain nominee agreements, pursuant to which it exercises sole voting and dispositive power with respect to such shares. Clipper I may be deemed to directly beneficially own 444,537 shares of Common Stock. Clipper II may be deemed to directly beneficially own 516,031 shares of Common Stock. Each of Clipper/Merban, L.P. ("Clipper III") and Clipper/European Re, L.P. ("Clipper IV") is a Delaware limited partnership, principally engaged in making investments. Clipper Associates is the sole investment general partner of Clipper III and Clipper IV, having sole voting and dispositive power with respect to securities held by such partnerships. Clipper III may be deemed to directly beneficially own 592,701 shares of Common Stock. Clipper IV may be deemed to directly beneficially own 296,328 shares of Common Stock. Clipper Curacao, Inc., a corporation organized under the laws of the British Virgin Islands, is the sole administrative general partner of Clipper III and Clipper IV, responsible for the administrative functions of such partnerships. The share amounts set forth in this footnote include Warrants to purchase Common Stock in the amounts of 28 shares with respect to Clipper Associates; 13,605 shares with respect to Clipper I; 18,149 shares with respect to Clipper II; 18,149 shares with respect to Clipper III; and 9,089 shares with respect to Clipper IV.
(15) Koch Industries may be deemed to be the beneficial owner of such shares of Common Stock, which are directly beneficially owned by Koch Capital. Includes 19,031 shares subject to Warrants and 4,000 shares subject to options that are currently exercisable. The mailing address of Koch Industries and Koch Capital is 4111 East 37th Street North, Wichita, KS 67220. Does not include Warrants to purchase 30,000 shares of Common Stock issued to Koch Capital on December 15, 1998.
(16) Fayez Sarofim & Co. may be deemed to be the beneficial owner of such shares of Common Stock, which are directly beneficially owned by FSI No. 2 Corporation, a wholly owned subsidiary of Fayez Sarofim & Co. The majority owner of Fayez Sarofim & Co. is Fayez Sarofim. The mailing address of Fayez Sarofim, Fayez Sarofim & Co. and FSI No. 2 Corporation is Two Houston Center, Suite 2907, Houston, TX 77010.
(17) Olympus Growth and Olympus Executive are Delaware limited partnerships principally engaged in making investments. The shares amounts include shares subject to Warrants in the amount of 58,387 shares with respect to Olympus Growth and 633 shares with respect to Olympus Executive. OGP II, L.P., a Delaware limited partnership ("OGP"), is the sole general partner of Olympus Growth, and OEF, L.P., a Delaware limited partnership ("OEF"), is the sole general partner of Olympus Executive. The three general partners of both OGP and OEF are LJM, L.L.C. ("LJM"), RSM, L.L.C. ("RSM"), and Conroy, L.L.C. ("Conroy"). Each of LJM, RSM and Conroy is a Delaware limited liability company. The majority owner of LJM is Louis J. Mischianti. The majority owner of RSM is Robert S. Morris. The majority owner of Conroy is James A. Conroy. The mailing address of Olympus Growth, Olympus Executive, OGP, OEF, LJM, RSM, Conroy and Messrs. Mischianti, Morris and Conroy is Metro Center, One Station Place, Stamford, Connecticut 06902.

(18) Includes 54,791 shares held by Merrill Lynch, as Trustee of the ESOP, and allocated to the accounts of certain of such officers and directors.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own 10% of a registered class of the Company's equity securities (the "Reporting Persons"), to file reports regarding their ownership and changes in ownership with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from certain of the Reporting Persons, the Company believes that during fiscal 1998, the Reporting Persons complied with all
Section 16(a) filing requirements applicable to them except that Mr. Frank J. Hevrdejs, a director of the Company, was late in filing a Form 4 which respect to the acquisition of an aggregate of 37,080 shares of Common Stock in two separate transactions.


                            EXPENSES OF SOLICITATION

    The cost of preparing, printing and soliciting proxies will be borne by the Company. Solicitations of proxies are being made by the Company through the mail, and may also be made in person or by telephone. Employees and directors of the Company may be utilized in connection with such solicitation. The Company will also request brokers and nominees to forward soliciting materials to the beneficial owners of the stock held of record by such persons and will reimburse them for their reasonable forwarding expenses.


                  DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

    In order for stockholder proposals to be included in the Company's Proxy Statement and proxy relating to the Company's Annual Meeting of Stockholders to be held in 2000, such proposals must be received by the Company at its principal executive offices not later than August 23, 1999. In order for stockholder proposals that are not included in such Proxy Statement to be brought before the Annual Meeting of Stockholders to be held in 2000, such proposals must be received by the Company at its principal executive offices not later than September 29, 1999 and not earlier than August 30, 1999.


                                      * * *


    Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy and return it in the enclosed stamped envelope at your earliest convenience.

    STERLING CHEMICALS HOLDINGS, INC. WILL FURNISH A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1998, WITHOUT EXHIBITS, WITHOUT CHARGE TO EACH PERSON WHO FORWARDS A WRITTEN REQUEST TO STERLING CHEMICALS HOLDINGS, INC., ATTENTION MICHAEL NOONAN, INVESTOR RELATIONS, 1200 SMITH STREET, SUITE 1900, HOUSTON, TEXAS 77002-4312.

                                  By Order of the Board of Directors

                                  /s/ DAVID G. ELKINS

                                  DAVID G. ELKINS
                                  Corporate Secretary


Houston, Texas
December 21, 1998

--------------------------------------------------------------------------------
                       STERLING CHEMICALS HOLDINGS, INC.
               FOR THE ANNUAL MEETING TO BE HELD JANUARY 27, 1999

           The undersigned hereby constitutes and appoints Frank P. Diassi, Peter W. De Leeuw and David G. Elkins, and each of them, attorneys and agents, with full power of substitution to vote as proxy all the shares of common stock, par value $0.01 per share, of Sterling Chemicals Holdings, Inc. (the "Company") standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held in the Granger A Room of the DoubleTree Hotel located at 400 Dallas, Houston, Texas at 9:00 a.m., Houston time, on Wednesday, January 27, 1999, and at any adjournment or postponement thereof, in accordance with the instructions noted below, and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment or postponement thereof. Receipt of notice of such meeting and the Proxy Statement therefor dated December 21, 1998 is hereby acknowledged.

           The undersigned hereby revokes any proxies heretofore given and directs said attorneys to act or vote as follows:

               1. ELECTION OF            [ ] FOR all nominees listed
                  DIRECTORS

               1. ELECTION OF            [ ] WITHHOLD AUTHORITY to vote for all
                  DIRECTORS                  nominees listed

                           [ ] FOR all nominees listed, except that authority
                               to vote withheld for the following nominee(s):

           ELECTION OF DIRECTORS NOMINEES:Frank P. Diassi, Robert W. Roten,
                                          Peter W. De Leeuw, Allan R.
                                          Dragone, John L. Garcia, Frank J.
                                          Hevrdejs, Hunter Nelson, George J.
                                          Damiris and Rolf H. Towe.

           2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending September 30, 1999.

                 [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                (Continued and to be signed and dated on other side)

--------------------------------------------------------------------------------
   P
   R
   O
   X
   Y

--------------------------------------------------------------------------------

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF ANY SUCH SPECIFICATION, THIS PROXY WILL BE VOTED IN FAVOR OF EACH NOMINEE FOR DIRECTOR AND "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY.

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                           DIRECTORS OF THE COMPANY.

                                            SIGN HERE EXACTLY AS NAME(S)
                                            APPEAR(S) ON ADDRESS LABEL

                                            Date , ______________________199_

                                            Signature(s)_____________________

                                            Date ______________________, 199_

                                            Signature(s)_____________________

                                            NOTE: When shares are held by
                                            joint tenants, both should sign.
                                            When signing as attorney,
                                            trustee, administrator, executor,
                                            guardian, etc., please indicate
                                            your full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or
                                            other authorized officer. If a
                                            partnership, please sign in full
                                            partnership name by authorized
                                            person.

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